EXHIBIT 10.16

ICX TECHNOLOGIES, INC.

HANS KOBLER AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED Employment Agreement (the “Agreement”), effective as of April 17, 2009 (the “Effective Date”), is by and between ICx Technologies, Inc. (the “Company”), and Hans Kobler (“Employee”).

WHEREAS, the Company and Employee entered into an employment agreement, dated as of October, 1 2007 as extended effective as of October 1, 2007 by that certain Hans Kobler Employment Extension Agreement (collectively, the “Original Agreement”), pursuant to which Employee served as non-executive Chairman of the Board of Directors of the Company (the “Board”), President and Chief Executive Officer of the Company;

WHEREAS, from the Effective Date the Company desires Employee to serve only as Executive Chairman of the Company’s Board and Employee desires to serve only as Executive Chairman of the Company; and

WHEREAS, the Company and Employee desire to amend and restate the terms of the Original Agreement in their entirety in accordance with the terms and conditions set forth herein.

1. Duties and Scope of Employment

(a) Positions and Duties. Employee shall serve as the Executive Chairman of the Company’s Board of Directors. Employee shall render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to him by the Board, which services shall include but not be limited to the development of an international sales organization, the oversight of mergers and acquisitions, the oversight of lobbying efforts, the raising of financing and grants for the Company and the investor liaison. In connection with his employment under this Agreement, Employee shall continue to serve as a member of the Board. Employee shall not receive any additional compensation in connection with his service on the Board, and if Employee is elected or appointed to be a director or officer of any subsidiary or affiliate of the Company, he shall serve in such capacity or capacities without additional compensation. The Company recognizes that Employee will continue to reside in New York and work out of the Company’s office in Arlington, Virginia (the “VA Office”), Stillwater, Oklahoma, his home or elsewhere as required in his best judgment.

(b) Term. Subject to Section 2 hereof, the period of Employee’s employment under this Agreement (the “Term”) shall continue from the Effective Date until April 30, 2013.

(c) Obligations. During the Term, Employee will perform his duties faithfully and to the best of his ability and shall devote his full business efforts and time to performing such duties; provided that Employee may (i) continue to provide investment advisory and oversight services to Wexford Capital LP (“Wexford”) and Digital Power Capital LLC (collectively with Wexford, “DPC”), including serving as a member of any investment advisory or oversight board that DPC may create, providing advisory services as a member in such capacity and at the request of DPC serving as a member of the board of directors of any company in which DPC has an investment (each a “DPC Board Service”) and (ii) subject to prior approval of the Board, serve as a member of the advisory board or board of directors of up to two companies (the “Additional Service”); provided that (A) the compensation for the Additional Services does not exceed $100,000 annually and (B) collectively with the DPC Board Service and any other service to DPC (whether as an employee, consultant or otherwise), Employee devotes no more than five percent (5%) of his business efforts and time to such services; provided further that in the case of each of (i) and (ii) above the provision of the Additional Service does not conflict with the business of the Company or Employee’s contractual and fiduciary duties to the Company. The Company acknowledges that Employee shall receive compensation in connection with the foregoing services to DPC and consents to the payment to Employee of such compensation. Other than as provided herein with respect to DPC and its respective investment opportunities, portfolio companies and advisory clients, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board.

2. At-Will Employment. The parties agree that Employee’s employment with the Company is “at-will” employment and may be terminated at any time with or without cause or notice by either party. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3. Confidentiality. Contemporaneously with the execution of this Agreement and at any time that the Company may request, Employee agrees to execute and comply with an agreement substantially in the form of the ICx Technologies, Inc. At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement attached as Exhibit A, as amended from time to time (the version thereof in effect as of any date being known as the “Supplemental Agreement”). The Supplemental Agreement, upon its execution and during the term of its effectiveness, is incorporated herein by reference.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Employee as compensation for his services base salary at an annual rate of $450,000 (“Initial Base Salary”) until September 30, 2009, and thereafter, $350,000 (“New Base Salary”, collectively with the Initial Base Salary, the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

(b) Bonuses.

(i) Employee shall be eligible to receive an annual cash bonus which shall be determined by the Compensation Committee of the Board in its sole discretion.

(ii) The Company shall have the right to condition the payment of any bonus amounts on Employee signing a document reasonably acceptable to the Company (and, to the extent of any material revisions to the form of Supplemental Agreement attached hereto, Employee) pursuant to which Employee confirms, ratifies and agrees that this Agreement and the Supplemental Agreement, and all of their respective provisions, are valid and binding and are enforceable against Employee in accordance with their terms.

5. Stock Grants.

(a) Issuance. On the Effective Date and at the option price of $5.00 per share Employee shall be issued Non-Qualified Stock Options exercisable for 313,500 shares of common stock of the Company, subject to vesting under the terms of Section 5(b) and (c) (the “Options”). The Company shall not issue any fractional Option Shares but shall round the Option Shares up to the nearest whole number.

(b) Vesting. Except as set forth in Section 5(c), the Options shall qualify for vesting in 43 equal monthly installments at the end of each calendar month beginning on October 31, 2009.

(c) Termination; Change of Control.

(i) Except as set forth in subsection (ii) of this Section 5(c), if Employee’s employment terminates for any reason, the Options and any restricted stock units (“RSUs”) held by Employee shall cease vesting (A) in the event of termination pursuant to Section 9(a), as of the expiration of the Severance Term (as defined below) and (B) in the event of termination pursuant to Section 9(b), as of the date of such termination, and in each case, any unvested Options and RSUs held by Employee shall be immediately forfeited to the Company.

(ii) In the event of a Change of Control transaction (as defined below) and:

(A) Employee is (I) not offered employment by a successor entity on the same economic terms as set forth in this Agreement (provided that the title of Employee may be different than Executive Chairman) (a “Comparable Offer”), or (II) is offered employment by a successor entity, but such employment would provide Employee with Good Reason to terminate his employment under Sections 10(d)(i), (ii) or (iii), all unvested Options and RSUs held by Employee shall vest effective as of the closing date of the Change of Control transaction (the “Change of Control Date”);

(B) Employee is offered, but opts not to accept a Comparable Offer, and such failure to accept is not for a Good Reason pursuant to Sections 10(d)(i), (ii) or (iii), then all unvested Options and RSUs held by Employee shall cease vesting effective as of the Change of Control Date and any unvested Options and RSUs held by Employee shall be immediately forfeited to the Company; and

(C) Employee is offered and accepts a Comparable Offer, then the vesting of unvested Options and RSUs held by Employee shall continue in accordance with Section 5(b) and all unvested Options and RSUs shall accelerate and be fully vested on the twelve (12) month anniversary of the Change of Control Date; provided, however that if Employee is terminated without Cause by the successor entity (or any successor thereto) at or prior to the twelve (12) month anniversary of the Change of Control Date, all unvested Options and RSUs held by Employee shall vest immediately effective as of such date of termination of Employee.

(d) Exercise. The vested Options shall be exercisable until the six (6) month anniversary of the date of termination of Employee.

(e) RSUs. Employee’s RSUs granted pursuant to the Original Agreement shall continue to vest in accordance with the vesting schedule set forth in the Original Agreement.

6. Employee Benefits. During the Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other comparable employees of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. In the event that upon Employee’s termination from the Company the Company opts to not continue to pay the premiums or intends to cancel the key man life insurance policy for Employee, the Company shall transfer to Employee such life insurance policy.

7. Vacation. Employee will be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

8. Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

9. Severance. Upon termination of employment for any reason, Employee shall receive payment of (i) his Base Salary, as then in effect, earned but unpaid through the date of termination of employment and (ii) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Employee through the date of termination of employment in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”). In addition, the following will apply:

(a) Involuntary Termination or Resignation for Good Reason. If (i) the Company terminates Employee’s employment with the Company for reasons other than Cause, death or Disability, or (ii) Employee resigns for Good Reason, then, subject to Employee’s compliance with Section 9(d), Employee shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, for a period of the lesser of six (6) months from the date of such termination or until April 30, 2013 (herein after the “Severance Term”), to be paid periodically in accordance with the Company’s normal payroll policies; provided, however that if Employee is terminated on or prior to September 30, 2009 he shall receive the Initial Base Salary for that portion of the Severance Term ending on September 30, 2009 and thereafter he shall receive the New Base Salary for the balance of the Severance Term. If Employee accepts other employment or engages in his own business prior to the last date of the Severance Term, Employee shall forthwith notify the Company, but such other activity shall not diminish the Company’s obligation under this Section 9(a); provided that if Employee continues to be employed in any capacity by a successor entity following a Change of Control, the severance pay that would otherwise be payable under this Section 9(a) shall be reduced by the amount of base compensation and guaranteed bonus (if any) Employee receives in such capacity during or attributable to the Severance Term.

(b) Voluntary Termination; Termination for Cause. If Employee’s employment with the Company terminates (i) voluntarily by Employee for other than Good Reason, or (ii) for Cause by the Company, then Employee will only be eligible for his Accrued Obligations.

(c) Termination by Death or Disability. If Employee’s employment is terminated by Disability or death, Employee or Employee’s estate as the case may be shall be entitled to receive only the Accrued Obligations.

(d) Conditions to Receive Severance Package. Except for the Accrued Obligations, the severance payments described in this Section 9 will be provided to Employee only if the following conditions are satisfied: (i) Employee agrees to continue to be bound by and complies with all surviving provisions of the Supplemental Agreement and any other confidentiality or proprietary rights agreement signed by Employee; and (ii) Employee executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Employee may have against the Company, and any Subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with the Company.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Employee in connection with Employee’s responsibilities as a director, officer or employee, (ii) Employee’s conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud or dishonesty, (iii) Employee’s gross misconduct, (iv) Employee’s material breach of this Agreement or the Supplemental Agreement, or (v) Employee’s continued failure to perform his employment duties after Employee has received a written demand for performance from the Company setting forth the Company’s belief that Employee has not substantially performed his duties.

(b) Change of Control. For purposes of this Agreement, “Change of Control” is defined as the occurrence of any one of the following events taking place during the Term of this Agreement:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board; provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) by Employee or any group of persons including Employee, and (E) by DPC or its affiliates;

(ii) the consummation of (A) the sale, conveyance, exchange, license or other transfer of all or substantially all of the assets of the Corporation, (B) any acquisition of the Company by means of a consolidation, stock exchange, merger or other form of corporate reorganization of the Company with any other corporation in which the Company’s stockholders before the consolidation or merger own less than a majority of the voting securities of the surviving entity, or (C) any transaction or series of related transactions following which the Company’s stockholders before such transaction or series of related transactions own less than a majority of the voting securities of the Company (not including a transaction with the primary purpose of raising capital); or

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(c) Disability. For purposes of this Agreement, “Disability” means Employee being unable or unwilling to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least 120 calendar days of any twelve month period. Whether Employee has a Disability will be determined by the Company based on evidence provided by one or more physicians reasonably selected by the Board or its designee.

(d) Good Reason. For purposes of this Agreement, “Good Reason” is defined as (i) a reduction in Employee’s Base Salary; (ii) a material diminution in Employee’s position, duties, or authority, including without limitation, Employee’s termination as Chairman; (iii) a required relocation of Employee to a location that is outside a 50-mile radius of New York, New York; provided that Employee shall be employed in the VA Office, as and when necessary to complete his duties under this Agreement and any relocation of the Company’s headquarters, shall not constitute termination for “Good Reason” by Employee under this Agreement; (iv) a Change of Control of the Company pursuant to which Employee is not offered a Comparable Offer; or (v) any material breach of this

Agreement by the Company, provided, however, that before Employee may claim Good Reason for such material breach, Employee must give written notice to the Company of the basis of his determination of such breach and the Company may, within 20 days after its receipt of such notice, cure such basis such that a claim for Good Reason by Employee would no longer then or thereafter have such basis.

11. Indemnification. The Company and Employee have entered into the Company’s standard form of Director and Officer Indemnification Agreement, which agreement shall remain in full force and effect.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

ICx Technologies, Inc.

1024 S. Innovation Way

Stillwater, OK 74074

Attn: Chief Executive Officer

Fax: 405-372-9537

Email: Colin.Cumming@icxt.com

With a copy to:

Wexford Capital LP

411 West Putnam Avenue

Greenwich, CT 06830

Attn: Arthur Amron, General Counsel

Fax: 203-862-7312

Email: aamron@wexford.com

If to Employee:

[Intentionally Omitted]

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

16. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

18. Consent to Jurisdiction, Waiver of Jury Trial. Each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of any federal or state court of New York sitting in Manhattan, New York, New York and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such Courts. Each of the parties agrees not to commence any legal proceeding related hereto except in such Court. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding. Each of the parties agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees.

19. Integration. This Agreement, together with the Supplemental Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Original Agreement. No amendment, waiver, alteration, or modification of any of the provisions of this Agreement (collectively, an “Amendment”) will be binding unless such Amendment, (a) is in writing, (b) states that it is intended to amend, waive, alter or modify this Agreement, and (c) is signed by duly authorized representatives of the parties hereto.

20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

22. Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

23. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officers, as of the day and year written below.

ICX TECHNOLOGIES, INC.

By:	/s/ Colin Cumming	Date: 17 April 2009
Title:	Colin Cumming

HANS KOBLER:

/s/ Hans Kobler		Date: 04/17/09

Exhibit A

to the ICX Technologies, Inc.

Hans Kobler Amended and Restated Employment Agreement

(the “Employment Agreement”)

ICX TECHNOLOGIES, INC.

AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

NON-COMPETITION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with ICX TECHNOLOGIES, INC., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY AN EXECUTIVE OFFICER OF THE COMPANY OTHER THAN EMPLOYEE (AN “EXECUTIVE OFFICER”). I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2. Confidential Information.

A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to fulfill my employment obligations, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company (the “Board”), any Confidential Information of the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

A. Inventions Retained and Licensed. I have attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

C. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

D. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

E. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4. Conflicting Employment. Subject to the terms of the Employment Agreement, I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting for any direct or indirect remuneration, nor will I engage in any other activities that conflict with my obligations to the Company without the prior written approval of the Board.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3.D. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Nonsolicitation. I agree that for a period of six (6) months immediately following the termination of my employment relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly hire any employees of the Company or solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity. I also agree that for a period of six (6) months immediately following the termination of my employment relationship with the Company for any reason, I will not directly or indirectly solicit, divert or accept business from, or otherwise take away or interfere with, any customer or vendor of the Company, including any person or entity who was a customer or whose business was being pursued by the Company on or prior to the date upon which my employment relationship with the Company terminated.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit 3 hereto.

9. Noncompete Agreement.

A. During the term of my employment with the Company and for the lesser of six (6) months immediately following the termination of my employment relationship with the Company and the remainder of the Term of my Employment Agreement for any reason or any other amount of time as determined by the Company in accordance with the terms of my Employment Agreement thereafter (the “Noncompete Period”), I will not, directly or indirectly, for myself or any third party other than on behalf of the Company, without the prior written consent of the Company:

(1) engage in the “Geographic Area” (as defined below) as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, or otherwise of a business that offers any product or service that competes in any material respect with a product or service (i) provided by the Company to customers or (ii) that the Company is developing, during the period of my employment with the Company (a “Competing Business”);

(2) have any ownership interest (except for passive ownership of one percent (1%) or less) in any Competing Business whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934 or the securities laws of any other jurisdiction of the United States; or

(3) participate in the financing, operation, management, or control of, any firm, partnership, corporation, entity, or business that engages or participates in a Competing Business;

provided, however that the Company shall not unreasonably withhold its consent to any of the foregoing (including, without limitation, any proposed activity related to private equity investing) where (a) I request such consent in advance in writing, (b) I disclose all relevant facts, and (c) my proposed activities will not adversely affect the business of the Company in any material respect; provided further that I will not be restricted whatsoever from employment, consultancy or any other business relationship with Wexford Capital LP or its affiliates.

B. The “Geographic Area” shall mean anywhere in the world where Company conducts business.

C. The covenants contained in the preceding paragraphs of this section shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent permitted by law and necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be, to the extent permitted by law, reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

D. I also acknowledge that the limitations of time, geography and scope of activity agreed to in this noncompete agreement are reasonable because, among other things, (i) the Company is engaged in a highly competitive industry, (ii) I will have access to trade secrets and know-how of the Company, (iii) I will be able to obtain suitable and satisfactory employment without violation of this agreement, and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Company.

E. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this section entitled “Noncompete Agreement.” Accordingly, I agree that if I breach any provision of this section, the Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. I hereby expressly consent to the issuance of such injunction and to the ordering of such specific performance.

10. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

ICx Technologies, Inc.

1024 S. Innovation Way

Stillwater, OK 74074

Attn: Chief Executive Officer

Fax: 405-372-9537

Email: Colin.Cumming@icxt.com

With a copy to:

Wexford Capital LP

411 West Putnam Avenue

Greenwich, CT 06830

Attn: Arthur Amron, General Counsel

Fax: 203-862-7312

Email: aamron@wexford.com

If to Employee:

[Intentionally Omitted]

12. Consent to Jurisdiction, Waiver of Jury Trial. Each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of any federal or state court of New York sitting in New York County and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such Courts. Each of the parties agrees not to commence any legal proceeding related hereto except in such Court. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding bought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding. Each of the parties agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees.

13. Availability of Injunctive Relief. BOTH PARTIES AGREE THAT ANY PARTY MAY PETITION A COURT FOR INJUNCTIVE RELIEF AS PERMITTED WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THE ATWILL EMPLOYMENT, CONFIDENTIAL INFORMATION, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT BETWEEN ME AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, OR NONSOLICITATION. BOTH PARTIES UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS FEES.

14. Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

15. General Provisions.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of New York. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York County, New York for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

B. Entire Agreement. This Agreement, the Employment Agreement entered into in connection herewith sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an Executive Officer of the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C. Survival. To the extent that any of the obligations of this Agreement constitute continuing obligations, they shall survive any termination or expiration of this Agreement.

D. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

E. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate.

F. Effectiveness. This Agreement shall be effective as of the date hereof, subject to ratification by the Board.

Date: 04/17/09	/s/ Hans Kobler
Signature

Hans Kobler
Name of Employee (typed or printed)
Witness:

/s/ Colin Cumming
Signature

Colin Cumming
Name (typed or printed)

Exhibit 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

✓	No inventions or improvements
Additional Sheets Attached

Signature of Employee:	/s/ Hans Kobler
HANS KOBLER
Print Name of Employee:	EXECUTIVE CHAIRMAN

Date: 4/17/2009

Exhibit 2

ICX TECHNOLOGIES, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to ICX TECHNOLOGIES, INC., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At Will Employment, Confidential Information, Non-Competition, and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At Will Employment, Confidential Information, Non-Competition, and Invention Assignment, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for six (6) months from this date, I will not hire any employee of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

Exhibit 3

ICX TECHNOLOGIES, INC.

It is the policy of ICX TECHNOLOGIES, INC. (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the Board of Directors of the Company and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At Will Employment, Confidential Information, Non-Competition, and Invention Assignment elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company other than an investment of less than 1% of a public company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.